Exhibit 1A-15.4

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

Markley S. Roderick, Esquire

Admitted in New Jersey & Pennsylvania

Direct Dial: (856) 661-2265

Email: mark.roderick@flastergreenberg.com

April 1, 2019

Pamela Long, Office of Financial Services Division of Corporate Finance Securities and Exchange Commission Washington, D.C. 20549 LongP@sec.gov

RE:	Money With Meaning Fund, LLC (the “Company”) Draft Offering Statement on Form 1-A Filed December 13, 2018 File No. 367-00189

Dear Ms. Long:

This is in response to a letter dated March 18, 2019 we received with respect to the issuer above from the Division of Corporation Finance, Office of Financial Services.

For clarity, we have copied below the comments from your March 18th letter, and provided our response below each comment.

We have enclosed clean and blacklined versions of the Offering Circular, reflecting the addition of our correspondence as Exhibits.

This letter has also been filed through EDGAR, together with clean version (but not the blacklined version) of the Offering Circular.

Your Comment # 1 - Sale and Distribution of Securities, page 29

We note your revised disclosure on the escrow agreement and the filing of the escrow agreement as an exhibit. Although your disclosure on pages 30 and 48 states that the escrow account has been established and the Company has entered into the escrow agreement with Prime Trust, the agreement filed as an exhibit is undated and unsigned. Please file as an exhibit a dated and signed agreement or advise.

Our Response:

The Escrow Agreement is in its final form. However, we are advised that Prime Trust will not execute the document until the Offering has been qualified by the Commission.

Your Comment # 2 - Page 2 Exhibits

Please file a copy of your response to our comment letter dated February 11, 2019 as an exhibit to the Offering Statement, as required by Rule 252(d)(3) of Regulation A.

Our Response:

We have added Exhibits for our letter dated March 7, 2019 and for this letter.

*     *     *

We will file our request for qualification shortly.

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

FLASTER/GREENBERG P.C.

/s/ Markley S. Roderick
Markley S. Roderick

MSR/kd